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EXHIBIT 99.2

SELECTED FINANCIAL DATA


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
                                                     1998             1997              1996              1995             1994
                                                     ----             ----              ----              ----             ----
                                                                     (in millions of dollars, except share data)
Income Statement Data
Premium Income                                     $  6,129.0       $  5,293.1       $  4,288.8        $  4,147.6       $  4,031.6
Net Investment Income                                 2,035.4          2,015.7          1,893.4           2,027.6          2,008.8
Net Realized Investment Gains (Losses)                   55.0             11.5             (5.2)            193.4             15.5
Other Income                                            299.9            357.0            148.2             187.1            246.6
                                                   ----------       ----------       ----------        ----------       ----------

Total Revenue                                         8,519.3          7,677.3          6,325.2           6,555.7          6,302.5

Benefits and Expenses                                 7,599.1          6,760.6          5,757.4           5,997.8          5,903.0
                                                   ----------       ----------       ----------        ----------       ----------
Income Before Federal Income Taxes                      920.2            916.7            567.8             557.9            399.5
Federal Income Taxes                                    302.8            299.1            184.2             161.2            109.5
                                                   ----------       ----------       ----------        ----------       ----------

Net Income                                         $    617.4       $    617.6       $    383.6        $    396.7       $    290.0
                                                   ==========       ==========       ==========        ==========       ==========

Per Common Share Information
Earnings--Basic                                    $     2.60       $     2.62       $     1.75        $     1.81       $     1.29
Earnings--Assuming Dilution                        $     2.54       $     2.57       $     1.72        $     1.80       $     1.29
Common Stockholders' Equity at End of Year         $    25.89       $    23.46       $    18.29        $    17.89       $    13.88
Cash Dividends                                     $     0.57       $     0.55       $     0.53        $     0.51       $     0.54
Weighted Average Common Shares
 Outstanding (000s)
 --Basic                                            236,975.2        230,741.2        212,401.5         211,610.8        214,469.1
 --Assuming Dilution                                242,348.9        235,818.2        215,301.1         212,988.8        215,692.3

Financial Position (at End of Year)
Assets                                             $ 38,602.2       $ 37,040.1       $ 30,813.8        $ 31,472.6       $ 30,277.1
Long-term Debt, Subordinated Debt
   Securities, and Preferred Stock                 $  1,525.2       $  1,396.2       $    927.0        $    975.3       $    697.0
Stockholders' Equity                               $  6,146.2       $  5,714.1       $  4,001.7        $  3,955.2       $  3,084.5
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